Exhibit 99.2

ENERGY FUTURE HOLDINGS CORP.

A DEBTOR-IN-POSSESSION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

AS OF SEPTEMBER 30, 2017 and DECEMBER 31, 2016

AND FOR THE

NINE MONTHS ENDED SEPTEMBER 30, 2017 and 2016

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

Chapter 11 Cases	Cases being heard in the US Bankruptcy Court for the District of Delaware (Bankruptcy Court) concerning voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code (Bankruptcy Code) filed on April 29, 2014 by the Debtors. On the TCEH Effective Date, the TCEH Debtors (together with the Contributed EFH Debtors) emerged from the Chapter 11 Cases.

Contributed EFH Debtors	Certain Debtors previously owned directly or indirectly by EFH Corp. that became subsidiaries of Vistra Energy on the TCEH Effective Date.

DIP Facility	Refers to the EFIH DIP Facilities. See Note 8 to the Financial Statements

Debtors	EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the TCEH Effective Date, also included the TCEH Debtors and the Contributed EFH Debtors.

Disclosure Statement	Disclosure Statement for the Debtors’ Joint Plan of Reorganization, approved by the Bankruptcy Court in September 2017.

EFH Effective Date	the date of the effective time of the Plan of Reorganization with respect to the EFH Debtors

EFH Corp.	Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context, of which Oncor is the major subsidiary

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the Chapter 11 Cases, including EFIH and EFIH Finance Inc., but excluding the TCEH Debtors and the Contributed EFH Debtors

EFIH	Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings

EFIH Debtors	EFIH and EFIH Finance

EFIH DIP Facility	Refers to EFIH’s debtor-in-possession financing. See Note 8 to the Financial Statements.

EFIH Finance	EFIH Finance, Inc.

EFIH First Lien Notes	EFIH’s and EFIH Finance’s 6.875% Senior Secured First Lien Notes and 10.000% Senior Secured First Lien Notes, collectively

EFIH Second Lien Notes	EFIH’s and EFIH Finance’s 11% Senior Secured Second Lien Notes and 11.75% Senior Secured Second Lien Notes, collectively

ERISA	Employee Retirement Income Security Act of 1974, as amended

Federal and State Income Tax Allocation Agreements	EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, executed on May 15, 2012 but effective as of January 1, 2010. This agreement was rejected by the Debtors on the TCEH Effective Date. EFH Corp., Oncor Holdings, Oncor, Texas Transmission, and Oncor Management Investment LLC are parties to that certain Federal and State Income Tax Allocation Agreement dated November 5, 2008. This agreement was assumed by the Debtors on the TCEH Effective Date. See Note 5 to the Financial Statements.

FERC	US Federal Energy Regulatory Commission

IRS	US Internal Revenue Service

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

LSTC	liabilities subject to compromise

Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings and an indirect subsidiary of EFH Corp. that is engaged in regulated electricity transmission and distribution activities

Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, a direct, wholly owned subsidiary of EFIH and the direct majority owner of Oncor, and/or its subsidiaries, depending on context

Oncor Ring-Fenced Entities	Oncor Holdings and its direct and indirect subsidiaries, including Oncor

Plan of Reorganization	the Joint Plan of Reorganization of EFH Corp., EFIH and the EFH Debtors, pursuant to Chapter 11 of the Bankruptcy Code, which was filed with the Bankruptcy Court in July 2017, amended in September 2017, and as may be amended from time to time

PUCT	Public Utility Commission of Texas

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Settlement Agreement	Amended and Restated Settlement Agreement among the Debtors, the Sponsor Group, settling TCEH first lien creditors, settling TCEH second lien creditors, settling TCEH unsecured creditors and the official committee of unsecured creditors of TCEH (collectively, the Settling Parties), filed by the Debtors with the Bankruptcy Court in December 2015. See Note 2 to the Financial Statements.

TCEH	Texas Competitive Electric Holdings Company LLC, a direct, wholly owned subsidiary of EFCH and an indirect subsidiary of EFH Corp., and/or its subsidiaries, depending on context, that prior to the TCEH Effective Date, were engaged in electricity generation and wholesale and retail energy market activities. Subsequent to the TCEH Effective Date, Vistra Energy continued substantially the same operations as TCEH.

TCEH Debtors	the subsidiaries of TCEH that were Debtors in the Chapter 11 Cases

TCEH Effective Date	October 3, 2016, the date the TCEH Debtors and the Contributed EFH Debtors completed their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases

US	United States of America

VIE	variable interest entity

Vistra Energy	the entity that emerged after the TCEH Effective Date and which continues substantially the same operations as TCEH and the Contributed EFH Debtors conducted prior to the TCEH Effective Date.

CONDENSED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Selling, general and administrative expenses	$(10)	$(17)
Other income (Note 9)	83	2
Other deductions	(1)	(13)
Interest income	3	—
Interest expense and related charges (Note 6)	(810)	(175)
Reorganization items (Note 7)	(84)	(90)

Loss from continuing operations before income taxes and equity in earnings of unconsolidated subsidiaries	(819)	(293)
Income tax benefit (Note 5)	180	79
Equity in earnings of unconsolidated subsidiaries (net of tax) (Note 4)	265	274

Net income (loss) from continuing operations	(374)	60
Income (loss) from discontinued operations (net of tax) (Note 3)	100	(473)

Net loss attributable to EFH Corp.	$(274)	$(413)

See Notes to the Financial Statements.

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Components related to continuing operations:
Net income (loss) from continuing operations	$(374)	$60
Other comprehensive loss, net of tax effects:
Effects related to pension and other retirement benefit obligations (net of tax)	(2)	(5)
Net effects related to Oncor — reported in equity in earnings of unconsolidated subsidiaries (net of tax)	3	2

Total other comprehensive income (loss)	1	(3)

Comprehensive income (loss) from continuing operations attributable to EFH Corp.	(373)	57

Components related to discontinued operations:
Income (loss) from discontinued operations	100	(473)
Other comprehensive loss, net of tax effects:
Cash flow hedges derivative value net loss related to hedged transactions recognized during the period (net of tax)	—	1

Total other comprehensive income	—	1

Comprehensive income (loss) from discontinued operations attributable to EFH Corp.	100	(472)

Comprehensive loss attributable to EFH Corp.	$(273)	$(415)

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (Unaudited)
	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Cash flows — operating activities:
Net loss	$(274)	$(413)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	—	539
Deferred income tax benefit, net	(258)	(215)
Make-whole claim adjustment (Note 9)	(79)	—
Contract claims adjustments	—	13
Unrealized net loss from mark-to-market of commodity positions	—	36
Adjustment to asbestos liability	—	23
Fees paid on EFIH DIP Facility (reported as financing activities) (Note 8)	18	14
Equity in earnings of unconsolidated subsidiaries	(265)	(274)
Distributions of earnings from unconsolidated subsidiaries (Note 4)	170	135
Write-off of intangible and other assets	—	45
Other, net	—	64
Changes in operating assets and liabilities:
Receivables/payables from/due to unconsolidated subsidiary	(162)	6
Liabilities subject to compromise make-whole settlement (Note 9)	(410)	—
Margin deposits, net	—	(124)
Accrued interest on make-whole claims (Notes 6 and 9)	(115)	—
Accrued post-petition interest (Note 6)	595	—
Other operating assets and liabilities	(2)	(177)

Cash used in operating activities	(782)	(328)

Cash flows — financing activities:
Borrowings under EFIH, TCEH DIP Facilities and TCEH DIP Roll Facilities (Note 8)	3,348	4,680
Repayments/repurchases of debt	(2,523)	(2,699)
TCEH DIP Roll Facilities financing fees	—	(112)
Fees paid on EFIH DIP Facilities (Note 8)	(18)	(14)

Cash provided by financing activities	807	1,855

Cash flows — investing activities:
Capital expenditures	—	(230)
Nuclear fuel purchases	—	(33)
Lamar and Forney acquisition — net of cash acquired	—	(1,343)
Other changes in restricted cash	(10)	365
Proceeds from sales of nuclear decommissioning trust fund securities	—	201
Investments in nuclear decommissioning trust fund securities	—	(215)
Other, net	(2)	8

Cash used in investing activities	(12)	(1,247)

Net change in cash and cash equivalents	13	280
Cash and cash equivalents — beginning balance	764	2,286

Cash and cash equivalents — ending balance	$777	$2,566

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
	September 30, 2017	December 31, 2016
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$777	$764
Restricted cash	10	—
Trade accounts receivable — net	—	7
Income taxes receivable — net	3	—
Other current assets	3	3

Total current assets	793	774
Investment in unconsolidated subsidiary (Note 4)	6,327	6,230
Other investments	28	26
Accumulated deferred income taxes	1,246	982
Other noncurrent assets	4	7

Total assets	$8,398	$8,019

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under debtor-in-possession credit facilities (Note 8)	$6,300	$5,475
Net payables due to unconsolidated subsidiary	10	101
Accrued taxes	—	31
Accrued interest	2	40
Other current liabilities	50	74

Total current liabilities	6,362	5,721
Liabilities subject to compromise (Note 9)	5,556	5,566
Other noncurrent liabilities and deferred credits	96	75

Total liabilities	12,014	11,362

Commitments and Contingencies
Equity:
Common stock (shares outstanding 2017 — 1,669,861,379; 2016 — 1,669,861,379)	2	2
Additional paid-in capital	7,968	7,968
Retained deficit	(11,497)	(11,223)
Accumulated other comprehensive loss	(89)	(90)

Total equity	(3,616)	(3,343)

Total liabilities and equity	$8,398	$8,019

See Notes to the Financial Statements.

ENERGY FUTURE HOLDINGS CORP. AND SUBSIDIARIES, A DEBTOR-IN-POSSESSION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying condensed consolidated balance sheets, statements of net loss and cash flows present results of operations and cash flows of EFH Corp. and its subsidiaries. Adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted. Because the condensed consolidated financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the consolidated financial statements and related notes of EFH Corp. included in the 2016 Annual Financial Statements. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated. Subsequent events have been evaluated though November 13, 2017, the date these consolidated financial statements were issued.

2.	CHAPTER 11 CASES

On April 29, 2014, EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, but excluding the Oncor Ring-Fenced Entities, filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court. The TCEH Debtors and the EFH Contributed Debtors emerged from the Chapter 11 Cases on the TCEH Effective Date. Only the EFH Debtors remain in the Chapter 11 Cases. During the pendency of the Chapter 11 Cases, the EFH Debtors will continue to operate their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

Termination of NEE Merger Agreement

In July 2016, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and a wholly-owned subsidiary of NEE. Pursuant to the NEE Merger Agreement, NEE would have acquired the EFH Debtors (as reorganized). The NEE Merger Agreement was approved by the Bankruptcy Court in September 2016 and was subject to a number of closing conditions, including the consent of the PUCT.

In October 2016, NEE and Oncor filed a joint merger approval application with the PUCT. In April 2017, the PUCT issued an order that determined that the transactions proposed by the NEE Merger Agreement were not in the public interest. In May 2017, NEE filed a motion for rehearing with the PUCT with respect to the order. Following this motion, in June 2017, the PUCT re-issued its order with certain clarifications and re-affirmed its earlier determination that the transactions proposed by the NEE Merger Agreement were not in the public interest. In June 2017, NEE filed a second motion for rehearing with the PUCT and in late June 2017, the PUCT again denied the motion.

In July 2017, EFH Corp. and EFIH terminated the NEE Merger Agreement. In July 2017, (a) NEE filed an application for payment of a $275 million termination fee pursuant to the terms of the NEE Merger Agreement as an administrative claim with the Bankruptcy Court and (b) certain creditors of EFIH filed a motion with the Bankruptcy Court for reconsideration of the Bankruptcy Court’s prior order approving the termination fee. In August 2017, the EFH Debtors filed an adversary proceeding in the Bankruptcy Court seeking a declaratory judgment that the termination fee was not payable and a motion to consolidate the application and motion described above in the adversary proceeding. In September 2017, the Bankruptcy Court entered an order finding that the termination fee did not meet the standard for approval, thereby effectively finding that NEE was not currently entitled to the termination fee. As a result of this ruling, the parties agreed to stay the adversary proceeding. In November 2017, NEE filed an appeal of the Bankruptcy Court’s September 2017 ruling. The EFH Debtors intend to vigorously defend their position under the NEE Merger Agreement. The timing or outcome of this litigation is uncertain. In the event such termination fee was payable, it would be paid upon the consummation of an alternative transaction by the EFH Debtors, including the transactions with Sempra Energy (Sempra) described below. The allocation of such fee between EFH Corp. and EFIH would be subject to a separate order of the Bankruptcy Court.

Entry into and Termination of Berkshire Merger Agreement

Immediately following termination of the NEE Merger Agreement, on July 7, 2017, EFH and EFIH entered into a merger agreement with Berkshire Hathaway Energy Company (BHE) and filed the Plan of Reorganization and related Disclosure Statement.

On August 21, 2017, and in connection with the execution of the transactions described below with Sempra, EFH and EFIH terminated the BHE merger agreement. No termination fee is due under the terms of the BHE merger agreement.

Sempra Merger Agreement (and related Plan Support Agreement)

On August 21, 2017, following termination of the BHE merger agreement, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (Sempra Merger Agreement) with Sempra and a wholly-owned subsidiary of Sempra. Pursuant to the Sempra Merger Agreement, on the EFH Effective Date, Sempra will acquire the EFH Debtors (as reorganized). The consideration payable by Sempra pursuant to the Sempra Merger Agreement consists of cash and, if required by the Internal Revenue Service in order to obtain certain tax rulings, common stock of Sempra.

The Sempra Merger Agreement contains representations and warranties and interim operating covenants that are customary for an agreement of this nature. The Sempra Merger Agreement also includes various conditions precedent to consummation of the transactions, including a condition that certain approval and ruling are obtained, including from the PUCT, the FERC and the IRS. Sempra will not be required to consummate the transactions, if among other things, the PUCT approval is obtained but with conditions, commitments or requirements that impose a Burdensome Condition (as defined in the Sempra Merger Agreement).

In October 2017, Sempra and Oncor filed a joint change of control application with the PUCT as contemplated by the Sempra Merger Agreement. Following the filing, the PUCT has 180 days (subject to certain rights to extend) to approve the application. Sempra’s obligations under the Sempra Merger Agreement are not subject to any financing condition.

Until confirmation of the Plan of Reorganization, EFH Corp. and EFIH may continue to have discussions or negotiations with respect to acquisition proposals for the EFIH Debtors (a) with persons that were in active negotiation at the time of approval of the Sempra Merger Agreement by the Bankruptcy Court and (b) with persons that submit an unsolicited acquisition proposal that is, or is reasonably likely to lead to, a Superior Proposal (as defined in the Sempra Merger Agreement). If the Sempra Merger Agreement is terminated for certain reasons set forth therein and an alternative transaction is consummated by EFH Corp. or EFIH, EFH Corp. and/or EFIH may be required to pay a termination fee of $190 million to Sempra (although the allocation between EFH Corp. and EFIH of such fee would be subject to a separate order of the Bankruptcy Court).

The Sempra Merger Agreement may be terminated upon certain events, including, among other things:

•	by either party, if the transactions contemplated by the Sempra Merger Agreement, are not consummated by April 18, 2018, subject to a 90 day extension under certain conditions, or

•	by EFH Corp. or EFIH, until the entry of the confirmation order of the Plan of Reorganization, if their respective board of directors or managers determinate, after consultation with its independent financial advisors and outside legal counsel, and based on advice of such counsel, that the failure to terminate the Sempra Merger Agreement is inconsistent with its fiduciary duties; provided that a material breach of EFH Corp.’s or EFIH’s obligations under certain provisions of the Sempra Merger Agreement has not provided the basis for such determination.

In connection with the execution of the Sempra Merger Agreement, EFH Corp., EFIH, and Sempra entered into a plan support agreement with Elliott Capital Management (Elliott), a large creditor of each of EFH Corp. and EFIH, pursuant to which Elliott agreed to vote its claims in favor of a plan of reorganization reflecting the transaction contemplated by the Sempra Merger Agreement (Sempra Plan Support Agreement). The EFH Debtors also filed a revised form of the Plan of Reorganization and Disclosure Statement, reflecting the transactions contemplated by the Sempra Merger Agreement.

On September 6, 2017, the Bankruptcy Court approved (a) entry by EFH and EFIH into the Sempra Merger Agreement; (b) entry by EFH and EFIH into the Sempra Plan Support Agreement; and (c) the Disclosure Statement reflecting the Sempra Merger Agreement.

Plan of Reorganization and Disclosure Statement

As described above, in August 2017, the EFH Debtors filed the Plan of Reorganization and the related Disclosure Statement reflecting the transactions contemplated by the Sempra Merger Agreement. The Bankruptcy Court approved the Disclosure Statement in September 2017. The Plan of Reorganization and the Sempra Merger Agreement, subject to certain conditions and certain regulatory approvals, provides for, among other things, the acquisition by affiliates of Sempra of the EFH Debtors (as reorganized). The Plan of Reorganization has not been approved by the Bankruptcy Court to date. The Sempra Plan Support Agreement requires the EFH Debtors to obtain entry of an order approving the Plan of Reorganization within 30 days of obtaining PUCT approval of the transactions contemplated by the Sempra Merger Agreement.

The EFH Debtors have not yet completed their Chapter 11 Cases. The EFH Debtors will emerge from bankruptcy if and when certain conditions to the effectiveness of the Plan of Reorganization are satisfied. Such conditions include, among other things, the receipt of all necessary tax opinions and regulatory approvals and all conditions to the completion of the transactions contemplated by the Sempra Merger Agreement and the Plan or Reorganization having been satisfied. Additional disclosures regarding the conditions precedent to the consummation of the Plan of Reorganization are set forth in the Disclosure Statement approved by the Bankruptcy Court in September 2017.

3.	DISCONTINUED OPERATIONS

On the TCEH Effective Date, a plan of reorganization with respect to the TCEH Debtors and Contributed EFH Debtors became effective, and the TCEH Debtors and Contributed EFH Debtors consummated their reorganization under the Bankruptcy Code and emerged from the Chapter 11 Cases.

As a result of the emergence of the TCEH Debtors and Contributed EFH Debtors from the Chapter 11 Cases, the competitive businesses previously owned by EFH Corp. are no longer indirect wholly owned subsidiaries of EFH Corp., and EFH Corp. is no longer the parent holding company of the competitive businesses.

Income (Loss) on Discontinued Operations

The emergence of the TCEH Debtors and the Contributed EFH Debtors from the Chapter 11 Cases as subsidiaries of Vistra Energy represented a strategic shift in our business. For this reason, our competitive businesses’ results for all periods prior to the October 3, 2016 spin-off are classified as discontinued operations. Income/(Loss) on discontinued operations for the nine months ended September 30, 2017 and 2016 are presented below:

	Nine Months Ended September 30,
	2017	2016
Operating revenues	$—	$3,973
Fuel, purchased power costs and delivery fees	—	(2,082)
Net gain from commodity hedging and trading activities	—	282
Operating costs	—	(664)
Depreciation and amortization	—	(467)
Selling, general and administrative expenses	—	(470)
Other income (deductions) and interest income	—	(49)
Interest expense and related charges	—	(1,057)
Reorganization items	—	(116)

Income (loss) on discontinued operations before income taxes	$—	$(650)
Income tax benefit (a)	100	177

Income (loss) on discontinued operations	$100	$(473)

(a)	Discontinued income tax benefit for 2017 results from a change in estimate related to the tax impacts of the 2016 separation of Vistra Energy as reported in EFH Corp.’s recent tax filing.

Cash Flow Highlights from Discontinued Operations

The following table summarizes the depreciation and amortization, non-cash adjustments, capital expenditures and nuclear fuel purchases of the Company’s discontinued operations related to the competitive business:

September 30, 2016
Operating:
Depreciation and amortization	$539
Write-off of intangible and other assets	(45)
Investing:
Capital expenditures	(230)
Nuclear fuel purchases	(33)
Business combination — net of cash acquired	(1,343)

Discontinued Other Postretirement Employee Benefits (OPEB)

EFH Corp. offers other postretirement employee benefits in the form of health care and life insurance to eligible employees of its subsidiaries and their eligible dependents upon the retirement of such employees. Vistra Energy is the sponsor of an OPEB plan that EFH Corp. participates in. EFH Corp. accounts for its interest in the Vistra OPEB plan as a multiple employer plan, and has a liability in other noncurrent liabilities and deferred credits at September 30, 2017.

4.	VARIABLE INTEREST ENTITIES

A variable interest entity (VIE) is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. Accounting standards require consolidation of a VIE if we have (a) the power to direct the significant activities of the VIE and (b) the right or obligation to absorb profit and loss from the VIE (i.e., we are the primary beneficiary of the VIE). In determining the appropriateness of consolidation of a VIE, we evaluate its purpose, governance structure, decision making processes and risks that are passed on to its interest holders. We also examine the nature of any related party relationships among the interest holders of the VIE and the nature of any special rights granted to the interest holders of the VIE.

Oncor Holdings, an indirect wholly owned subsidiary of EFH Corp. that holds an approximate 80% interest in Oncor, is not consolidated in EFH Corp.’s financial statements, and instead is accounted for as an equity method investment, because of the structural and operational ring-fencing measures in place that prevent us from having power to direct the significant activities of Oncor Holdings or Oncor. In accordance with accounting standards, we account for our investment in Oncor Holdings under the equity method, as opposed to the cost method, based on our level of influence over its activities. See below for additional information about our equity method investment in Oncor Holdings. There are no other material investments accounted for under the equity or cost method. The maximum exposure to loss from our interests in VIEs does not exceed our carrying value.

Non-Consolidation of Oncor and Oncor Holdings

Our investment in unconsolidated subsidiary as presented in the condensed consolidated balance sheets totaled $6.327 billion and $6.230 billion at September 30, 2017 and December 31, 2016, respectively, and consists of our interest in Oncor Holdings, which we account for under the equity method as described above.

Distributions from Oncor Holdings and Related Considerations — Oncor Holdings’ distributions of earnings to us totaled $170 million for the nine months ended September 30, 2017. Distributions may not be paid except to the extent Oncor maintains a required regulatory capital structure as discussed below. At September 30, 2017, $25 million was eligible to be distributed to Oncor’s members after taking into account the regulatory capital structure limit, of which approximately 80% relates to our ownership interest in Oncor. The boards of directors of each of Oncor and Oncor Holdings can withhold distributions to the extent the applicable board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of Oncor and/or Oncor Holdings. In October 2017, Oncor’s board of directors declared a contingent cash distribution of $32 million to be paid to its members within one business day after an additional equity contribution is made to Oncor from its members totaling approximately $250 million. In the event the additional equity contribution is not received by Oncor on or before the date of the closing of the Sempra Merger Agreement, no distribution is payable.

In October 2017, Oncor Holdings’ board of directors declared a contingent cash distribution to be paid to EFIH upon Oncor Holdings’ receipt of their portion of the contingent Oncor distribution described above, in an amount equal to the amount received from Oncor minus Oncor Holdings’ expected tax liability to EFH Corp. for the quarter ended September 30, 2017 under the tax sharing agreement discussed in Note 11. No distribution is payable to EFIH in the event the Oncor distribution is not received.

Oncor’s distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At September 30, 2017, Oncor’s regulatory capitalization ratio was 59.9% debt and 40.1% equity. As of November 27, 2017, subject to certain conditions, the PUCT has approved a change in Oncor’s regulatory capitalization ratio for ratemaking purposes to 57.5% debt and 42.5% equity. For purposes of this ratio, debt is calculated as long-term debt plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of accounting for the Merger (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

EFH Corp., Oncor Holdings, Oncor and Texas Transmission are parties to a Federal and State Income Tax Allocation Agreement. Additional income tax amounts receivable or payable may arise in the normal course under that agreement.

Oncor Holdings Financial Statements — Condensed statements of consolidated income of Oncor Holdings and its subsidiaries for the nine months ended September 30, 2017 are presented below:

	Nine Months Ended September 30,
	2017	2016
Operating revenues	$2,967	$2,962
Operation and maintenance expenses	(1,242)	(1,206)
Depreciation and amortization	(581)	(593)
Taxes other than income taxes	(340)	(338)
Other income and (deductions) — net	(12)	(11)
Interest expense and related charges	(257)	(252)

Income before income taxes	535	562
Income tax expense	(202)	(217)

Net income	333	345
Net income attributable to noncontrolling interests	(68)	(71)

Net income attributable to Oncor Holdings	$265	$274

Assets and liabilities of Oncor Holdings at September 30, 2017 and December 31, 2016 are presented below:

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$5	$16
Trade accounts receivable — net	634	545
Income taxes receivable from EFH Corp.	26	57
Inventories	92	89
Prepayments and other current assets	97	100

Total current assets	854	807
Other investments	109	100
Property, plant and equipment — net	14,587	13,829
Goodwill	4,064	4,064
Regulatory assets	1,967	1,974
Other noncurrent assets	16	14

Total assets	$21,597	$20,788

LIABILITIES
Current liabilities:
Short-term borrowings	$917	$789
Long-term debt due currently	550	324
Trade accounts payable — nonaffiliates	216	231
Income taxes payable to EFH Corp.	16	20
Accrued taxes other than income	156	182
Accrued interest	85	83
Other current liabilities	159	144

Total current liabilities	2,099	1,773
Accumulated deferred income taxes	2,290	2,102
Long-term debt, less amounts due currently	5,566	5,515
Regulatory liabilities	1,009	856
Other noncurrent liabilities and deferred credits	2,292	2,399

Total liabilities	$13,256	$12,645

5.	INCOME TAXES

The calculation of our effective tax rate is as follows:

	Nine Months Ended September 30,
	2017	2016
Loss from continuing operations before income taxes and equity in earnings of unconsolidated subsidiaries	$(819)	$(293)
Income tax benefit	$180	$79
Effective tax rate	22.0%	27.0%

For the nine months ended September 30, 2017, the effective tax rate of 22.0% related to our income tax benefit was lower than the US Federal statutory rate of 35% due primarily to the nondeductible legal and other professional services fees related to the Chapter 11 Cases, a deferred tax adjustment related to 2016 and a change in estimate related to the tax impacts of the 2016 separation of Vistra Energy as reported in EFH Corp.’s recent tax filing. For the nine months ended September 30, 2016, the effective tax rate of 27.0% related to our income tax benefit was lower than the US Federal statutory rate of 35% due primarily to the nondeductible legal and other professional services fees related to the Chapter 11 Cases.

EFH Corp. files a US federal income tax return that includes the results of EFIH, Oncor and Oncor Holdings. EFH Corp. is the corporate member of the EFH Corp. consolidated group, while each of EFIH and Oncor Holdings is classified as a disregarded entity for US federal income tax purposes. Oncor is a partnership for US federal income tax purposes and is not a corporate member of the EFH Corp. consolidated group. Pursuant to applicable US Treasury regulations and published guidance of the IRS, corporations that are members of a consolidated group have joint and several liability for the taxes of such group. Subsequent to the TCEH Effective Date, the TCEH Debtors and the Contributed EFH Debtors are no longer included in the consolidated income tax return and will be included in an income tax return with Vistra Energy.

Upon the Effective Date, Vistra Energy separated from EFH Corp. pursuant to a tax-free spin-off transaction that was part of a series of transactions that included a taxable component. The taxable portion of the transaction generated a taxable gain that resulted in no regular tax liability due to available net operating loss carryforwards of EFH Corp. The transaction did result in an alternative minimum tax liability of approximately $14 million payable by EFH Corp. to the IRS. Pursuant to the tax matters agreement between EFH Corp. and Vistra Energy, Vistra Energy had an obligation to reimburse EFH Corp. 50% of the estimated alternative minimum tax, and approximately $7 million was reimbursed during the nine months ended September 30, 2017. In October 2017, the 2016 federal tax return that included the results of EFCH, EFIH, Oncor Holdings and TCEH was filed with the IRS and resulted in a $3 million obligation by EFH Corp. to reimburse Vistra Energy. In addition to the Plan of Reorganization, the separation was effectuated, in part, pursuant to the terms of a separation agreement, a transition services agreement and a tax matters agreement.

Prior to the TCEH Effective Date, EFH Corp. and certain of its subsidiaries (including EFCH, EFIH and TCEH, but not including Oncor Holdings and Oncor) were parties to a Federal and State Income Tax Allocation Agreement, which provided, among other things, that any corporate member or disregarded entity in the EFH Corp. group was required to make payments to EFH Corp. in an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. Pursuant to the plan of reorganization approved by the Bankruptcy Court in August 2016 (and which went effective in October 2016), the TCEH Debtors and the Contributed EFH Debtors rejected this agreement on the TCEH Effective Date.

EFH Corp., Oncor Holdings, Oncor and Oncor’s minority investors are parties to a separate Federal and State Income Tax Allocation Agreement, which governs the computation of federal income tax liability among such parties, and similarly provides, among other things, that each of Oncor Holdings and Oncor will pay EFH Corp. its share of an amount calculated to approximate the amount of tax liability such entity would have owed if it filed a separate corporate tax return. The Settlement Agreement had no impact on the tax sharing agreement among EFH Corp., Oncor Holdings and Oncor. In March 2017, the Bankruptcy Court approved EFH Corp.’s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor for $135 million in March 2017.

6.	INTEREST EXPENSE AND RELATED CHARGES

	Nine Months Ended September 30,
	2017	2016
Interest paid/accrued on debtor-in-possession financing	$184	$175
Post-petition interest on EFIH Second Lien Notes (a)	595	—
Make-whole interest on EFIH First Lien Notes and EFIH Second Lien Notes (b)	31	—

Total interest expense and related charges	$810	$175

(a)	In March 2017, the Bankruptcy Court ruled that post-petition interest and make-whole interest be allowed claims for the EFIH First and Second Lien Notes at 95% and 87.5% of par, respectively. For the nine months ended September 30, 2017, amount represents $595 million in post-petition interest related to the EFIH Second Lien Notes (see Note 10).
(b)	For the nine months ended September 30, 2017, amount includes $8 million in make-whole interest on the EFIH Second Lien Notes and $23 million in make-whole interest on the EFIH First Lien Notes.

The Bankruptcy Code generally restricts payment of interest on pre-petition debt, subject to certain exceptions. Other than amounts ordered or approved by the Bankruptcy Court, effective on the Petition Date, we discontinued recording interest expense on outstanding pre-petition debt classified as LSTC. The table below shows contractual interest amounts, which are amounts due under the contractual terms of the outstanding debt, including debt classified as LSTC. Interest expense reported in the condensed statements of consolidated income (loss) does not include contractual interest on pre-petition debt classified as LSTC totaling $183 million and $337 million for the nine months ended September 30, 2017 and 2016, respectively, which has been stayed by the Bankruptcy Court effective on the Petition Date.

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
Entity:	Contractual Interest on Debt Classified as LSTC	Approved Interest Paid/Accrued (a)	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued	Contractual Interest on Debt Classified as LSTC	Approved Interest Paid/Accrued	Contractual Interest on Debt Classified as LSTC Not Paid/Accrued
EFH Corp.	$33	$—	$33	$33	$—	$33
EFIH	374	(224)	150	304	—	304

Total	$407	$(224)	$183	$337	$—	$337

(a)	Represents portion of interest related to the EFIH Second Lien Notes that was accrued based on the approval of the Bankruptcy Court; however, excludes $441 million of post-petition interest accrued for the nine months ended September 30, 2017 that contractually related to March 2015 to December 2016.

7.	REORGANIZATION ITEMS

Expenses and income directly associated with the Chapter 11 Cases are reported separately in the condensed statements of consolidated income (loss) as reorganization items as required by ASC 852, Reorganizations. Reorganization items also include adjustments to reflect the carrying value of LSTC at their estimated allowed claim amounts, as such adjustments are determined. The following table presents reorganization items incurred in the nine months ended September 30, 2017 and 2016 as reported in the condensed statements of consolidated income (loss):

	Nine Months Ended September 30,
	2017	2016
Expenses related to legal advisory and representation services	$44	$46
Expenses related to other professional consulting and advisory services	18	31
Fees associated with extension of EFIH DIP Facility	18	14
Other	4	(1)

Total reorganization items	$84	$90

8.	EFIH DEBTOR-IN-POSSESSION FACILITY

In June 2017, with the Bankruptcy Court’s approval, the existing EFIH debtor-in-possession credit facility was refinanced. The new EFIH debtor-in-possession credit facility (EFH DIP Facility) consists of $5.475 billion of Term Loan Commitments plus up to $825 million of Delayed Draw Term Loans. On the refinancing date, EFIH borrowed $6.075 billion under the EFH DIP Facility. Approximately $5.475 billion was used to pay the outstanding principal balance under the existing EFIH DIP Facility and approximately $600 million was used to repay outstanding amounts related to the EFIH First Lien claims that were allowed by the Bankruptcy Court in March 2017. With cash on hand, the EFH Debtors paid fees and expenses of approximately $17 million in connection with the refinancing. The new EFH DIP Facility lenders repaid the outstanding balance of the old EFIH DIP Facility directly to the old EFIH DIP Facility lenders, as a result, the repayment has been presented as a noncash financing transaction in our condensed statements of consolidated cash flows. In September 2017, EFIH borrowed the remaining capacity under the Incremental Term Loan facility of $225 million. With cash on hand, the EFH Debtors paid fees and expenses of approximately $1 million in connection with the additional borrowing. The EFIH DIP Facility generally matures on the earlier of June 30, 2018 (subject to a permitted six month extension) or the EFH Effective Date.

As of September 30, 2017, remaining cash on hand from borrowings under the EFIH DIP Facility, net of fees, totaled approximately $424 million, which was held as cash and cash equivalents. In the September 30, 2017 and December 31, 2016 condensed consolidated balance sheets, the borrowings under the EFIH DIP Facility are reported as current liabilities. The EFIH DIP Facility must be repaid in full prior to the EFIH Debtors’ emergence from the Chapter 11 Cases.

In January 2016, the EFIH Debtors paid a $13.5 million extension fee to extend the maturity date of the then existing EFIH DIP Facility to December 2016.

The principal amounts outstanding under the EFIH DIP Facility bear interest based on applicable LIBOR rates, subject to a 1% floor, plus 3.00%. At September 30, 2017 and December 31, 2016, outstanding borrowings under the EFIH DIP Facility totaled $6.3 billion at an annual interest rate of 4.24% and $5.475 billion at an annual interest rate of 4.25%. respectively. The EFIH DIP Facility is a non-amortizing loan that may, subject to certain limitations, be voluntarily prepaid by the EFIH Debtors, in whole or in part, without any premium or penalty.

EFIH’s obligations under the EFIH DIP Facility are secured by a first lien covering substantially all of EFIH’s assets, rights and properties, subject to certain exceptions set forth in the EFIH DIP Facility. The EFIH DIP Facility provides that all obligations thereunder constitute administrative expenses in the Chapter 11 Cases, with administrative priority and senior secured status under the Bankruptcy Code and, subject to certain exceptions set forth in the EFIH DIP Facility, will have priority over any and all administrative expense claims, unsecured claims and costs and expenses in the Chapter 11 Cases.

The EFIH DIP Facility provides for affirmative and negative covenants applicable to EFIH and EFIH Finance, including affirmative covenants requiring EFIH and EFIH Finance to provide financial information, budgets and other information to the agents under the EFIH DIP Facility, and negative covenants restricting EFIH’s and EFIH Finance’s ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the EFIH DIP Facility. The EFIH DIP Facility also includes a minimum liquidity covenant pursuant to which EFIH cannot allow the amount of its unrestricted cash (as defined in the EFIH DIP Facility) to be less than $100 million. As of September 30, 2017, EFIH was in compliance with this minimum liquidity covenant. The Oncor Ring-Fenced Entities are not restricted subsidiaries for purposes of the EFIH DIP Facility.

The EFIH DIP Facility provides for certain customary events of default, including events of default resulting from non-payment of principal, interest or other amounts when due, material breaches of representations and warranties, material breaches of covenants in the EFIH DIP Facility or ancillary loan documents, cross-defaults under other agreements or instruments and the entry of material judgments against EFIH. Upon the existence of an event of default, the EFIH DIP Facility provides that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.

The EFIH DIP Facility permits, subject to certain terms, conditions and limitations, EFIH to incur incremental junior lien subordinated debt in an aggregate amount not to exceed $6 billion.

9.	LIABILITIES SUBJECT TO COMPROMISE (LSTC)

The amounts classified as LSTC reflect the company’s estimate of pre-petition liabilities and other expected allowed claims to be addressed in the Chapter 11 Cases and may be subject to future adjustment as the Chapter 11 Cases proceed. Due to the separation of TCEH from EFH Corp. on the TCEH Effective Date, a claim that was granted as part of the Settlement Agreement, the proceeds of which are due to the TCEH first lien creditors from EFH Corp. was recognized on EFH Corp.’s consolidated balance sheet in its 2016 Annual Financial Statements since it was no longer eliminated due to TCEH’s deconsolidation. The following table presents LSTC as reported in the condensed consolidated balance sheets at September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Notes, loans and other debt per the following table	$4,063	$4,552
Claim owed to the TCEH first lien creditors under the Settlement Agreement	700	700
Accrued interest on notes, loans and other debt	728	249
Trade accounts payable and other expected allowed claims	65	65

Total liabilities subject to compromise	$5,556	$5,566

Pre-Petition Notes, Loans and Other Debt Reported as LSTC

Amounts presented below represent principal amounts of pre-petition notes, loans and other debt reported as LSTC.

	September 30, 2017	December 31, 2016
EFH Corp. (parent entity)
9.75% Fixed Senior Notes due October 15, 2019	$2	$2
10% Fixed Senior Notes due January 15, 2020	3	3
10.875% Fixed Senior Notes due November 1, 2017	33	33
11.25% / 12.00% Senior Toggle Notes due November 1, 2017	27	27
5.55% Fixed Series P Senior Notes due November 15, 2014	89	89
6.50% Fixed Series Q Senior Notes due November 15, 2024	198	198
6.55% Fixed Series R Senior Notes due November 15, 2034	288	288

Total EFH Corp.	640	640

EFIH
6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (a)	—	1
10% Fixed Senior Secured First Lien Notes due December 1, 2020 (a) (b)	—	431
11% Fixed Senior Secured Second Lien Notes due October 1, 2021 (b)	345	354
11.75% Fixed Senior Secured Second Lien Notes due March 1, 2022 (b)	1,546	1,594
11.25% / 12.25% Senior Toggle Notes due December 1, 2018	1,530	1,530
9.75% Fixed Senior Notes due October 15, 2019	2	2

Total EFIH	3,423	3,912

Total EFH Corp. consolidated notes, loans and other debt	$4,063	$4,552

(a)	In June 2017, $1 million of the 6.875% Senior Secured Notes and $409 million of the 10% Senior Secured Notes related to the EFIH First Lien claims were repaid.
(b)	For the nine months ended September 30, 2017, decreases include $79 million in reductions for make-whole adjustments, excluding interest, relating to the EFIH First Lien Notes and EFIH Second Lien Notes.

Information Regarding Significant Pre-Petition Debt

EFIH 6.875% Senior Secured Notes — As of September 30, 2017, all make-whole claims that were due and allowed under the EFIH 6.875% Notes were repaid. The notes were initially exchanged or settled in June 2014. The notes bore interest at a fixed rate of 6.875% per annum. The EFIH 6.875% Notes were secured on a first-priority basis by EFIH’s pledge of its 100% ownership of the membership interests in Oncor Holdings (the EFIH Collateral) on an equal and ratable basis with the EFIH 10% Notes.

EFIH 10% Senior Secured Notes — As of September 30, 2017, all make-whole claims that were due and allowed under the EFIH 10% Notes were repaid. The notes were initially exchanged or settled in June 2014. The notes bore interest at a fixed rate of 10% per annum. The notes were secured by the EFIH Collateral on an equal and ratable basis with the EFIH 6.875% Notes.

EFIH 11% Senior Secured Second Lien Notes — The principal amount of the EFIH 11% Notes totals $345 million, including $23 million of make-whole claims with interest at a fixed rate of 11% per annum. The EFIH 11% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11.75% Notes.

The EFIH 11% Notes are senior obligations of EFIH and EFIH Finance and rank equally in right of payment with all senior indebtedness of EFIH and are effectively senior in right of payment to all existing or future unsecured debt of EFIH to the extent of the value of the EFIH Collateral. The notes have substantially the same terms as the EFIH 11.75% Notes discussed below, and the holders of the EFIH 11% Notes will generally vote as a single class with the holders of the EFIH 11.75% Notes.

EFIH 11.75% Senior Secured Second Lien Notes — The principal amount of the EFIH 11.75% Notes totals $1.546 billion, including $157 million of make-whole claims with interest at a fixed rate of 11.75% per annum. The EFIH 11.75% Notes are secured on a second-priority basis by the EFIH Collateral on an equal and ratable basis with the EFIH 11% Notes. The EFIH 11.75% Notes have substantially the same covenants as the EFIH 11% Notes, and the holders of the EFIH 11.75% Notes will generally vote as a single class with the holders of the EFIH 11% Notes.

The EFIH 11.75% Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH 11.75% Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH 11.75% Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH 11.75% Notes increased by 25 basis points (to 12.00%) in February 2013 and by an additional 25 basis points (to 12.25%) in May 2013.

EFIH 11.25%/12.25% Senior Toggle Notes — The principal amount of the EFIH PIK Notes totals $1.530 billion with interest at a fixed rate of 11.25% per annum for cash interest and 12.25% per annum for PIK Interest. The terms of the EFIH PIK Notes include an election by EFIH, for any interest period until June 1, 2016, to pay interest on the EFIH PIK Notes (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFIH PIK Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. EFIH made its pre-petition interest payments on the EFIH PIK Notes by using the PIK feature of those notes.

The EFIH PIK Notes were issued in private placements and are not registered under the Securities Act. EFIH had agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFIH PIK Notes (except for provisions relating to transfer restrictions and payment of additional interest) as part of an offer to exchange freely tradable notes for the EFIH PIK Notes. Because the exchange offer was not completed, the annual interest rate on the EFIH PIK Notes increased by 25 basis points (to 11.50%) in December 2013 and by an additional 25 basis points (to 11.75%) in March 2014.

EFH Corp. 10.875% Senior Notes and 11.25%/12.00% Senior Toggle Notes — The collective principal amount of these notes totals $60 million. The notes are fully and unconditionally guaranteed on a senior unsecured basis by EFIH. The notes bore interest at a fixed rate for the 10.875% Notes of 10.875% per annum and at a fixed rate for the Toggle Notes of 11.25% per annum.

Material Cross Default/Acceleration Provisions — Certain of our pre-petition financing arrangements contained provisions that result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” or “cross acceleration” provisions. The Bankruptcy Filing triggered defaults on our pre-petition debt obligations, but pursuant to the Bankruptcy Code, the creditors are stayed from taking any actions against the EFH Debtors as a result of such defaults.

EFIH Collateral Trust Agreement — EFIH entered into a Collateral Trust Agreement, among EFIH, Delaware Trust Company, as First Lien Successor Trustee, the other Secured Debt Representatives named therein and the Collateral Trustee. The Collateral Trust Agreement governing the pledge of collateral generally provides that the holders of a majority of the debt secured by a first priority lien on the collateral, including the notes and other future debt incurred by EFH or EFIH secured by the collateral equally and ratably, have, subject to certain limited exceptions, the exclusive right to manage, perform and enforce the terms of the security documents securing the rights of secured debt holders in the collateral, and to exercise and enforce all privileges, rights and remedies thereunder.

Repayment of EFIH First Lien Note Claims

In June 2017, with the approval of the Bankruptcy Court, EFIH used cash on hand to repay (the Repayment) $556 million of claims (primarily make-whole claims based on the settlement described above), including interest at contractual rates, in amounts outstanding under EFIH’s pre-petition 6.875% Fixed Senior Secured First Lien Notes due August 15, 2017 (6.875% Notes) and 10% Fixed Senior Secured First Lien Notes due December 1, 2020 (10.00% Notes) and $39 million in certain fees and expenses related thereto. The Repayment resulted in a $1 million reduction in the principal amount of the 6.875% Notes, a $409 million reduction in the principal amount of the 10.00% Notes and the payment of $146 million of accrued pre-petition interest at contractual rates.

10.	COMMITMENTS AND CONTINGENCIES

Guarantees

See Notes 8 and 9 for discussion of guarantees and security of our post-petition and pre-petition debt.

Legal Proceedings

From time to time, we may be involved in various legal and administrative proceedings in the normal course of business, the ultimate resolutions of which, in the opinion of management, should not have a material effect upon its financial condition, results of operations or liquidity.

Make-whole Claims — In May 2014, the indenture trustee for the EFIH First Lien Notes initiated litigation in the Bankruptcy Court seeking, among other things, a declaratory judgment that EFIH is obligated to pay a make-whole premium in connection with the cash repayment of the EFIH First Lien Notes and that such make-whole premium is an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (EFIH First Lien Make-whole Claims). In separate rulings in March and July 2015, the Bankruptcy Court found that no make-whole premium is due with respect to the EFIH First Lien Notes. In February 2016, the US District Court for the District of Delaware affirmed the Bankruptcy Court’s rulings. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH’s noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $432 million, excluding accrued interest, related to the EFIH First Lien Make-whole Claims in November 2016. These claims were settled as described below in February 2017 and approved by the Bankruptcy Court in March 2017.

In June 2014, the indenture trustee for the EFIH Second Lien Notes initiated litigation in the Bankruptcy Court seeking similar relief as the trustee of the EFIH First Lien Notes with respect to the EFIH Second Lien Notes, including among other things, that EFIH is obligated to pay a make-whole premium in connection with any repayment of the EFIH Second Lien Notes and that such make-whole premium would be an allowed secured claim, or in the alternative, an allowed secured or unsecured claim for breach of contract (the EFIH Second Lien Make-whole Claims). In October 2015, the Bankruptcy Court issued a finding that no make-whole premium is due with respect to the EFIH Second Lien Notes. In April 2016, the US District Court for the District of Delaware issued a ruling and order affirming the Bankruptcy Court’s decision. In November 2016, the Third Circuit Court of Appeals reversed lower court rulings disallowing the claims of EFIH’s noteholders for make-whole premiums allegedly due under their indentures. Due to that ruling we recorded a charge in the amount of $237 million, excluding accrued interest, related to the EFIH Second Lien Make-whole Claims in November 2016. These claims were settled as described below in February 2017 and approved by the Bankruptcy Court in March 2017.

In July 2015, the EFIH Debtors filed a claim objection with the Bankruptcy Court regarding the EFIH PIK noteholders’ claims for a redemption or make-whole premium and post-petition interest at the contract rate under the EFIH PIK Notes. In October 2015, the Bankruptcy Court issued opinions in favor of the EFIH Debtors. One opinion found that no make-whole premium is due with respect to the EFIH PIK Notes. The second opinion found that the EFIH PIK noteholders’ allowed claim does not, as a matter of law, include post-petition interest whether at the contract rate or the Federal Judgment Rate. This opinion did find, however, that, in connection with the confirmation of a plan of reorganization, the Bankruptcy Court could, at its discretion, grant post-petition interest as part of the EFIH PIK noteholders’ allowed claim under general principals of equity and that such grant could be at the contract rate, the Federal Judgment Rate or any other amount that the Bankruptcy Court determines to be equitable. The EFIH PIK noteholders have appealed both rulings to the US District Court for the District of Delaware. The US District Court for the District of Delaware has not scheduled oral arguments or otherwise issued a ruling regarding the make-whole opinion. A status report on the Third Circuit’s opinion regarding the EFIH First Lien Make-whole Claims and EFIH Second Lien Make-whole Claims was filed in late January 2017. The appeal of the post-petition interest ruling has been stayed by the US District Court for the District of Delaware pending an equitable proceeding suggested by the Bankruptcy Court’s second opinion. Pursuant to the terms of the Plan of Reorganization, the EFIH PIK noteholders’ claims described above will be disallowed in full.

In February 2017, the EFH Debtors, certain holders of first lien and second lien secured claims against the EFIH Debtors, and certain EFIH PIK noteholders reached agreement on the settlement of EFIH First Lien Note and EFIH Second Lien Notes claims (including, most significantly, the make-whole claims asserted by those holders). Under the terms of the settlement, on the EFH Effective Date, the make-whole claims of the holders of the EFIH First Lien Notes will be paid at 95% plus accrued interest and the make-whole claims of the holders of the EFIH Second Lien Notes will be paid at 87.5% plus accrued interest. The Bankruptcy Court approved the settlement in March 2017. The Plan of Reorganization seeks to disallow make-whole or redemption premiums asserted by all other creditors. As a result of the Bankruptcy Court’s approval of the make-whole settlement subsequent to year-end, we recorded a reduction in LSTC of $79 million with the offset to other income in our financial statements.

Earnings and Profits Tax Dispute — In October 2017, EFH Corp. filed an adversary complaint in the Bankruptcy Court against Vistra Energy arising out of a dispute over the Tax Matters Agreement between EFH Corp. and Vistra Energy that was executed at the TCEH Effective Date. The dispute involves the allocation of earnings and profits (E&P) of EFH Corp. that arose prior to the TCEH Effective Date. In addition to the adversary complaint, EFH Corp. sought a temporary restraining order and preliminary injunction to prevent Vistra Energy from filing its 2016 tax return in a manner that would have allocated no E&P to Vistra Energy. Following these filings, EFH Corp. and Vistra Energy negotiated a stipulation and order, providing for the selection of an independent professor to determine the proper E&P allocation, and the Bankruptcy Court has approved the stipulation and order. EFH Corp. intends to vigorously contest the matters with respect to this dispute. However, we cannot predict the outcome of this proceeding or the determination by the independent professor.

Post-Petition Interest on EFIH Second Lien Note Claim — Based on the approval of the Bankruptcy Court, EFH Corp. recorded $595 million in post-petition interest for the nine months ended September 30, 2017 that contractually related to March 2015 to September 2017.

11.	RELATED PARTY TRANSACTIONS

The following represent our significant related-party transactions. As of the TCEH Effective Date, pursuant to the Plan of Reorganization as it relates to the TCEH Debtors, EFH Corp., EFIH, Oncor Holdings and Oncor ceased being affiliates of the TCEH Debtors, the Contributed EFH Debtors and Vistra Energy.

•

EFH Corp. charged Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. for administrative services totaled less than $1 million for the nine months ended September 30, 2016.

EFH Corp. and Oncor also charged each other for shared facilities at cost. Oncor’s payments to EFH Corp. for shared facilities totaled $3 million for the nine months ended September 30, 2016. Payments EFH Corp. made to Oncor related to shared facilities totaled $1 million for the nine months ended September 30, 2016.

•	We file a consolidated federal income tax return that includes Oncor Holdings’ results. Oncor is not a member of our consolidated tax group, but our consolidated federal income tax return includes our portion of Oncor’s results due to our equity ownership in Oncor. We also file a consolidated Texas state margin tax return that includes all of Oncor Holdings’ and Oncor’s results. However, under a Federal and State Income Tax Allocation Agreement, Oncor Holdings’ and Oncor’s federal income tax and Texas margin tax expense and related balance sheet amounts, including our income taxes receivable from or payable to Oncor Holdings and Oncor, are recorded as if Oncor Holdings and Oncor file their own corporate income tax returns.

At September 30, 2017, our net current amount payable to Oncor Holdings related to federal and state income taxes (reported in net payables due to unconsolidated subsidiary) totaled $10 million, $14 million of which related to Oncor. The $14 million net payable to Oncor included a $30 million federal income tax payable and a $16 million state margin tax receivable. At December 31, 2016, our net current amount payable to Oncor Holdings related to federal and state income taxes (reported in net payables due to unconsolidated subsidiary) totaled $101 million, $106 million of which related to Oncor. The $106 million net payable to Oncor included a $126 million in federal income tax payable and a $20 million state margin tax receivable. In March 2017, the Bankruptcy Court approved EFH Corp.’s assumption of the Oncor Tax Sharing Agreement, and as a result, EFH Corp. made a tax payment to Oncor for $135 million in March 2017.

For the nine months ended September 30, 2017, EFH Corp. made net income tax payments to Oncor Holdings and Oncor totaling $63 and $82 million, respectively. For the nine months ended September 30, 2016, EFH Corp. received income tax payments from Oncor Holdings and Oncor totaling $16 million and $20 million, respectively.

•	Affiliates of the Sponsor Group have sold or acquired, and in the future may sell or acquire, debt or debt securities issued by us in open market transactions or through loan syndications.

•	In December 2012, Oncor became the sponsor of a new pension plan (the Oncor Plan), the participants in which consist of all of Oncor’s active employees and all retirees and terminated vested participants of EFH Corp. and its subsidiaries (including discontinued businesses). Oncor had previously agreed to assume responsibility for pension liabilities that are recoverable by Oncor under regulatory rate-setting provisions. As part of the pension plan actions, EFH Corp. fully funded the non-recoverable pension liabilities under the Oncor Plan. After the pension plan actions, participants remaining in the EFH Corp. pension plan consist of active employees under collective bargaining agreements (union employees). After the TCEH Effective Date, the EFH Corp. pension plan was transferred and assigned to Vistra Energy. Oncor continues to be responsible for the recoverable portion of pension obligations to these union employees. Under ERISA, EFH Corp. and Oncor remain jointly and severally liable for the funding of the EFH Corp. and Oncor pension plans.

•	In September 2016, a cash contribution totaling $2 million was made to the EFH Corp. retirement plan, all of which was contributed by TCEH, which resulted in the EFH Corp. retirement plan continuing to be fully funded as calculated under the provisions of ERISA. As a result of the Bankruptcy Filing, participants in the EFH Corp. retirement plan who chose to retire would not have been eligible for the lump sum payout option under the retirement plan unless the EFH Corp. retirement plan was fully funded.